EXHIBIT 21.1
                               FRESH AMERICA CORP.
                         LIST OF SUBSIDIARY CORPORATIONS

                                 JANUARY 2, 1998

SUBSIDIARY                                  STATE OF INCORPORATION

Lone Star Produce Acquisition Corp.                Texas

Produce Plus, Inc.                                 Texas
 (fka Plus Acquisition Corp.)

Fresh America California, Inc.                     Texas

One More Tomato, Inc.                              Texas
 (fka OMT Acquisition Corp.)

Fresh America Louisiana, Inc.                      Texas

C.Kalil Fruit & Vegetable, Inc.                    Texas

Fresh America Georgia, Inc.                        Texas

Fresh America San Diego, Inc.                      Texas

Hereford Haven, Inc., d/b/a/ Martin Bros.          Texas